NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (September 2, 2015) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary of Griffin closed on a $14.1 million nonrecourse mortgage loan (the “Mortgage Loan”) with Webster Bank. The Mortgage Loan is collateralized by the newly constructed approximately 280,000 square foot industrial building at 5220 Jaindl Boulevard in Hanover Township in the Lehigh Valley of Pennsylvania. At closing, Griffin received cash proceeds from the Mortgage Loan (before financing costs) of $11.5 million. An additional $2.6 million of mortgage proceeds will be received when the tenant that has leased approximately 196,000 square feet in 5220 Jaindl Boulevard exercises its option to lease the balance of the building or when another tenant leases the currently unleased space. The Mortgage Loan has a floating interest rate of the one month LIBOR rate plus 1.65%, but Griffin entered into an interest rate swap agreement with Webster Bank at closing to fix the interest rate at 3.77% on the loan proceeds received at closing over the term of the loan. The Mortgage Loan has a ten year term, with payments based on a twenty-five year amortization schedule. Griffin intends to use the mortgage proceeds for general business purposes, including continued investment in Griffin’s real estate assets.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include statements concerning receiving additional proceeds from the Mortgage Loan upon the tenant in 5220 Jaindl Boulevard exercising its option to lease the balance of the building or a new tenant leasing the currently unleased space in that building, and the intended use of the mortgage proceeds. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.